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SUMMARY OF 2003 SENIOR EXECUTIVE INCENTIVE PLAN                    EXHIBIT 10.33

A targeted bonus equal to 60% of the president's base compensation, 50% of the base compensation for the senior vice president of operations and 40% of the base compensation of the other senior executives is payable for the fiscal year 2003 upon achievement of performance goals. At the targeted bonus level, fifty percent of the bonus is based upon achievement of targeted net revenue growth (net of third party royalties) and fifty percent is based upon achievement of targeted earnings per share levels. Actual bonuses may be greater or lesser than the targeted bonus levels, dependent upon deviation in actual performance from performance goals. Participating senior executives must be employed by the Company at the date of the payment of the bonus.